Exhibit 5.1

                         [LETTERHEAD OF BLANK ROME LLP]

                                                                February 4, 2004

The Providence Service Corporation
5524 East Fourth Street
Tucson, Arizona 85711

Gentlemen and Ladies:

         You have requested our opinion with respect to the offering by you, The Providence Service Corporation, a Delaware corporation (the "Company"), pursuant to a Registration Statement on Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933, as amended (the "Act"), of up to 803,336 shares of the Company's common stock, par value $0.001 per share (the "Option Shares"), issuable upon the exercise of options ("Options") granted pursuant to the Company's Stock Option and Incentive Plan (the "1997 Plan") or granted or available for future grant under the Company's 2003 Stock Option Plan (the "2003 Plan" and together with the 1997 Plan, the "Option Plans").

         We have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of such documents and corporate and public records as we deemed necessary as a basis for the opinion hereinafter expressed. With respect to such examination, we have assumed the genuineness of all signatures appearing on all documents presented to us as originals, and the conformity to the originals of all documents presented to us as conformed or reproduced copies. Where factual matters relevant to such opinion were not independently established, we have relied upon representations of executive officers of the Company.

         In rendering this opinion, we have assumed that (i) the Option Shares will be issued in accordance with the terms and conditions of the Option Plans,
(ii) at the time of issuance of any Option Shares, there shall be a sufficient number of duly authorized and unissued shares of the Company's common stock to accommodate the issuance of the Option Shares, and (iii) the per share consideration received by the Company in exchange for the issuance of any Option Shares shall not be less than the par value per share of the Company's common stock.

         This opinion is limited to the laws of the State of Delaware. In rendering this opinion, we have assumed compliance with all other laws, including federal laws and state securities laws.

         Based upon and subject to the foregoing and the qualifications and limitations set forth below, we are of the opinion that:

         The Option Shares, when sold, paid for and issued as contemplated by the terms of the Option Plans, will be validly issued, fully paid and nonassessable.


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         This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur.

         This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters stated herein.

         We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement, and to the use of our name as your counsel in connection with the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

                                                Very truly yours,

                                                /s/ Blank Rome LLP

                                                BLANK ROME LLP